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                              CERTIFICATE OF TRUST

                                       OF

                            COMMERCE CAPITAL TRUST I

         This Certificate of Trust ("Certificate") is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12
Section 3810 et seq.) and sets forth the following:

         1.       The name of the trust is: Commerce Capital Trust I

         2. The business address of the registered office of the Trust and of the registered agent of the Trust is:

                  The Corporation Trust Company
                  Corporation Trust Center
                  1209 Orange Street
                  Wilmington, DE  19801

         3.       This Certificate is effective upon filing.

         4. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

         IN WITNESS WHEREOF, the undersigned, being the initial Trustees, have executed this Certificate on this 2nd day of June, 1997.

                                             /s/ Vernon W. Hill II, Trustee
                                             ----------------------------------
                                             Vernon W. Hill II, Trustee


                                             /s/ C. Edward Jordan, Jr., Trustee
                                             ----------------------------------
                                             C. Edward Jordan, Jr.


                                             /s/ Robert C. Beck, Trustee
                                             ----------------------------------
                                             Robert C. Beck, Trustee